Shareholder Meeting Results:

The Fund held a special meeting of shareholders on January 29, 2014. Shareholders voted on the following proposals:

1.A: Proposal to approve an amendment to the Fund's fundamental investment restriction with respect to concentrating investments in an industry.
1.B: Proposal to approve an amendment to the Fund's fundamental investment restriction with respect to borrowing money and issuing senior securities. 1.C: Proposal to approve an amendment to the Fund's fundamental investment restriction with respect to making loans.
1.D: Proposal to approve an amendment to the Fund's fundamental investment restriction with respect to investment in commodities and commodity contracts.
1.E: Proposal to approve an amendment to the Fund's fundamental investment restriction with respect to investment in real estate.
1.F: Proposal to approve an amendment to the Fund's fundamental investment restriction with respect to participation in the underwriting of securities.
1.G: Proposal to approve the elimination of the Fund's fundamental investment restriction with respect to pledging, mortgaging or hypothecating fund assets.
1.H: Proposal to approve the elimination of the Fund's fundamental investment restriction with respect to diversification of investments.
1.I: Proposal to approve the elimination of the Fund's fundamental investment restriction with respect to investing in illiquid securities.

The Fund's shareholders voted as indicated below:

					For        	Against      	Abstain

Proposal 1.A 				50,961,875 	32,859 		41,997
Proposal 1.B 				50,943,463 	51,271 		41,997
Proposal 1.C 				50,923,963 	70,771 		41,997
Proposal 1.D 				50,942,375 	52,359 		41,997
Proposal 1.E 				50,961,875 	32,859 		41,997
Proposal 1.F 				50,943,918 	43,626 		49,187
Proposal 1.G 				50,953,595 	33,949 		49,187
Proposal 1.H 				50,950,020 	44,714 		41,997
Proposal 1.I 				50,951,108 	43,626 		41,997